EX-99.12.a

Stradley Ronon Stevens & Young, LLP 2005 Market Street, Suite 2600 Philadelphia, PA 19103 Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com

DRAFT – FOR DISCUSSION PURPOSES ONLY – SUJECT TO REVISION

____________, 2021

Board of Directors, DFA Investment Dimensions Group Inc.
6300 Bee Cave Road, Building One
Austin, Texas 78746
Board of Trustees, Dimensional ETF Trust
6300 Bee Cave Road, Building One
Austin, Texas 78746

Re:
Agreement and Plan of Reorganization (“Agreement”)  adopted as of the ___ day of  ______, ___  by and among DFA Investment Dimensions Group Inc., a corporation organized under the laws of the State of Maryland (the “Target Entity”), separately, on behalf of its respective series identified on Exhibit A hereto (each a “Target Portfolio”) and  Dimensional ETF Trust, a statutory trust organized under the laws of the State of Delaware (the “Acquiring Entity”), separately, on behalf of its respective series identified on Exhibit A hereto (each a “Acquiring Portfolio”)

Ladies and Gentlemen:

You have requested our opinion as to certain federal income tax consequences of the Reorganizations set forth on Exhibit A, attached hereto, of the Target Portfolios, pursuant to which: (i) the Acquiring Portfolio will acquire the Assets and Liabilities of the Target Portfolio in exchange for shares of the corresponding Acquiring Portfolio of equal value to the net assets of the Target Portfolio being acquired, and (ii) the Target Portfolio will distribute such shares of the Acquiring Portfolio to shareholders of the Target Portfolio, in connection with the liquidation of the Target Portfolio, all upon the terms and conditions of the Agreement (each such transaction, a “Reorganization” and collectively, the “Reorganizations”).  Each Acquiring Portfolio is, and will be immediately prior to Closing, a shell series, without assets (other than seed capital) or liabilities, created for the purpose of acquiring the Assets and Liabilities of the Target Portfolio.  Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Agreement.

Philadelphia, PA • Harrisburg, PA • Malvern, PA • Cherry Hill, NJ • Wilmington, DE • Washington, DC • New York, NY • Chicago, IL
A Pennsylvania Limited Liability Partnership

Board of Directors, DFA Investment Dimensions Group Inc.
Board of Trustees, Dimensional ETF Trust
___________, 2021

In rendering our opinion, we have reviewed and relied upon: (a) a copy of the executed Agreement, adopted as of _________, 2021; (b) the Information Statement/Prospectus provided to shareholders of the Target Portfolios dated ________, 2021; (c) certain representations concerning the Reorganization made to us by the Acquiring Entity, on behalf of the Acquiring Portfolios, and the Target Entity, on behalf of the Target Portfolios, in letters dated _________, 2021 (the “Representation Letters”); (d) all other documents, financial and other reports and corporate minutes we deemed relevant or appropriate; and (e) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion.

For purposes of this opinion, we have assumed that each Target Portfolio on the Closing Date of the Reorganization satisfies, and immediately following the Closing Date of the Reorganization, each Acquiring Portfolio will continue to satisfy, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as regulated investment companies.

Based on the foregoing, and provided the Reorganization is carried out in accordance with the applicable laws of the State of Delaware and the State of Maryland, the terms of the Agreement and the statements in the Representation Letters for the Target Portfolios and the Acquiring Portfolios, it is our opinion that for federal income tax purposes:

1. The acquisition by the Acquiring Portfolio of all of the Assets of its corresponding Target Portfolio in exchange for the Acquiring Portfolio shares and cash in lieu of fractional shares, if any, and the assumption by the Acquiring Portfolio of the Liabilities of its corresponding Target Portfolio, followed by the distribution by the Target Portfolio to its shareholders of the Acquiring Portfolio shares and cash in lieu of fractional shares, if any, in complete liquidation of the Target Portfolio, will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and the Target Portfolio and Acquiring Portfolio each will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.
2. No gain or loss will be recognized by the Target Portfolio upon the transfer of all of its Assets to, and assumption of its Liabilities by, its corresponding Acquiring Portfolio in exchange solely for the Acquiring Portfolio shares pursuant to Sections 361(a) and 357(a) of the Code.
3. No gain or loss will be recognized by the Acquiring Portfolio upon the receipt by it of all of the Assets of its corresponding Target Portfolio in exchange solely for the Acquiring Portfolio shares and the assumption by the Acquiring Portfolio of the Liabilities of its corresponding Target Portfolio pursuant to Section 1032(a) of the Code.
4. No gain or loss will be recognized by the Target Portfolio upon the distribution of its corresponding Acquiring Portfolio’s shares to its shareholders in complete liquidation of the Target Portfolio pursuant to Section 361(c)(1) of the Code.

Philadelphia, PA • Harrisburg, PA • Malvern, PA • Cherry Hill, NJ • Wilmington, DE • Washington, DC • New York, NY • Chicago, IL
A Pennsylvania Limited Liability Partnership

Board of Directors, DFA Investment Dimensions Group Inc.
Board of Trustees, Dimensional ETF Trust
___________, 2021

5. The tax basis of the Assets of the Target Portfolio received by the corresponding Acquiring Portfolio will be the same as the tax basis of the Assets to the Target Portfolio immediately prior to the exchange pursuant to Section 362(b) of the Code.
6. The holding periods of the Assets of the Target Portfolio received by its corresponding Acquiring Portfolio will include the periods during which such Assets were held by the Target Portfolio pursuant to Section 1223(2) of the Code.
7. No gain or loss will be recognized by the shareholders of the Target Portfolio upon the exchange of their Target Portfolio shares for its corresponding Acquiring Portfolio’s shares (including fractional shares, if any, to which they may be entitled, except with respect to cash in lieu of fractional shares, if any), pursuant to Section 354(a) of the Code.
8. The aggregate tax basis of the Acquiring Portfolio shares received by shareholders of a Target Portfolio will be the same as the aggregate tax basis of the Target Portfolio shares exchanged therefor pursuant to Section 358(a)(1) of the Code.
9. The holding period of the Acquiring Portfolio shares received by a shareholder of the Target Portfolio will include the holding period of the Target Portfolio shares exchanged therefor, provided that the shareholder held such Target Portfolio as a capital asset on the date of the Reorganization pursuant to Section 1223(1) of the Code.
10. For purposes of Section 381 of the Code, the Acquiring Portfolio will succeed to and take into account, as of the date of the transfer as defined in Section 1.381(b)-1(b) of the regulations issued by the United States Department of the Treasury (the “Income Tax Regulations”), the items of the Target Portfolio described in Section 381(c) of the Code as if there had been no Reorganization, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code, if applicable, and the Income Tax Regulations promulgated thereunder.
Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Reorganization on the Target Portfolios, the Acquiring Portfolios or any Target Portfolio shareholders with respect to any asset as to which any gain or loss is required to be recognized for federal income tax purposes regardless of whether such transfer would otherwise be a nonrecognition transaction under the Code.

Our opinion is based upon the Code, the applicable Income Tax Regulations, the present positions of the Internal Revenue Service (the “Service”) as are set forth in published revenue rulings and revenue procedures, present administrative positions of the Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively.  We do not undertake to make any continuing analysis of the facts or relevant law following the date of the Reorganization.

Philadelphia, PA • Harrisburg, PA • Malvern, PA • Cherry Hill, NJ • Wilmington, DE • Washington, DC • New York, NY • Chicago, IL
A Pennsylvania Limited Liability Partnership

Board of Directors, DFA Investment Dimensions Group Inc.
Board of Trustees, Dimensional ETF Trust
___________, 2021

Our opinion is conditioned upon the performance by the Acquiring Entity, on behalf of the Acquiring Portfolios, and the Target Entity, on behalf of the Target Portfolios, of the undertakings in the Agreement and the Representation Letters. Except as expressly set forth above, we express no other opinion to any party as to the tax consequences, whether federal, state, local or foreign, with respect to (i) the Reorganization or any transaction related to or contemplated by such Reorganization (or incident thereto) or (ii) the effect, if any, of the Reorganization on any other transaction and/or the effect, if any, of any such other transaction on the Reorganization.

We hereby consent to the use of this opinion as an exhibit to the registration statement of each Acquiring Portfolio on Form N-14, and any amendments thereto, covering the registration of the Acquiring Portfolio Shares under the Securities Act of 1933, as amended, to be issued in the Reorganization.
Very truly yours,

DRAFT – FOR DISCUSSION PURPOSES ONLY - SUBJECT TO REVISION

Philadelphia, PA • Harrisburg, PA • Malvern, PA • Cherry Hill, NJ • Wilmington, DE • Washington, DC • New York, NY • Chicago, IL
A Pennsylvania Limited Liability Partnership

DRAFT – FOR DISCUSSION PURPOSES ONLY – SUJECT TO REVISION

EXHIBIT A

CHART OF REORGANIZATIONS

Acquiring Entity and Acquiring Portfolios	Corresponding Target Entity and Target Portfolios

Dimensional ETF Trust	DFA Investment Dimensions Group Inc.
Dimensional International Value ETF	Tax-Managed DFA International Value Portfolio
Dimensional World ex U.S. Core Equity 2 ETF	T.A. World ex U.S. Core Equity Portfolio